Exhibit 10.36

EXECUTION VERSION

JOHN B. SANFILIPPO & SON, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 30, 2017 is entered into by and between John B. Sanfilippo & Son, Inc. (the “Company”) and J. Brent Meyer (the “Employee”).

RECITALS

WHEREAS, the Company is engaged in the business of (among other things) processing, manufacturing and distributing edible nut meats of all kinds and food and snack related products, and such businesses involve the use of unique processes and techniques;

WHEREAS, the Company possesses customer and supplier information and other proprietary and confidential business information that will be made available to Employee and come within his knowledge in trust and confidence during the course of his employment, on the condition that the same shall not be used or disclosed except as directed by the Company and in furtherance of the business of the Company;

WHEREAS, the Company and Employee hereby acknowledge that the industries in which the Company competes are extremely competitive, and that the Company expends substantial monies and other resources to develop and maintain its proprietary and confidential business information as well as its customer relationships;

WHEREAS, it is the policy of the Company to ensure that its operations, activities, proprietary business related information, financial condition, business affairs and customer and supplier information are kept confidential, which provides the Company with an important competitive advantage over companies that do not have such information;

WHEREAS, Employee acknowledges that his duties to the Company may require or include the application of skill and knowledge toward devising and improving the services, products and methods of and for the Company;

WHEREAS, Employee acknowledges that the restrictions contained herein are necessary to protect the Company against competition during the term of his employment by the Company should the Employee seek to use the aforementioned information in competition with the Company; and

WHEREAS, Employee acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Company to enter into the employment relationship with Employee and continue that relationship.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.	Employment Term; No Conflict.

a.	Upon the terms and subject to the conditions of this Agreement, the Company agrees to employ Employee, and Employee accepts such employment, for the period commencing on the date hereof and ending at the close of business on the fifth anniversary of the Closing (as defined in the Asset Purchase Agreement dated November 30, 2017 by and among the Company, Employee and certain other parties named therein, which definition is incorporated herein) (the “Initial Term”), unless otherwise terminated sooner in accordance with Section 4. Any termination of Employee’s employment during the Initial Term shall be subject to and in accordance with Section 4. Following the Initial Term, if applicable, the Employee’s employment will be considered at will. The period during which Employee is employed pursuant to this Agreement, whether during the Initial Term or for the period following the Initial Term, if any, shall be referred to as the “Employment Period.”

b.	Employee represents that he is entering into this Agreement voluntarily and that he is not subject to any contractual restriction that would prevent him from carrying out his duties under this Agreement, or limit his ability to do so at any time during the Employment Period.

c.	The Company represents that it has full authority and all necessary approvals to enter into this Agreement.

2.	Position and Responsibilities; Location; Standard of Services.

a.	During the Employment Period, Employee shall have the title of “Senior Vice President” or any similar title as approved by the Board of Directors of the Company (the “Board”) from time to time, and shall have the duties and responsibilities as are assigned to him from time to time by the Board (or any committee thereof) or the Chief Executive Officer of the Company. In particular, Employee shall report to the Chief Executive Officer of the Company, who shall provide general direction and supervision with respect to the duties of and services to be provided by Employee.

b.	During the Employment Period, Employee shall devote the requisite skill, knowledge and working time to effect the conscientious performance of his duties and responsibilities to the Company. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding anything to the contrary, it shall not be a violation of this Agreement for Employee to (i) serve on industry, trade, civic or charitable boards or committees; (ii) manage personal investments; or (iii) serve on one (1) for-profit corporate board of directors, subject to advance notice provided to the CEO of the Company, as long as such activities do not (x) materially interfere with the performance of Employee’s duties and responsibilities as described herein or (y) constitute activities that, in the determination of the Board, could be considered as being engaged in Competition (as defined below) with the Company. Employee may serve on more than one (1) for-profit corporate board of directors upon the approval of either the Company’s CEO or Board.

3.	Compensation and Benefits.

a.	Base Salary. As compensation for his services under this Agreement during the Employment Period, the Company shall pay Employee a base salary equal to $245,000 per annum, in accordance with the Company’s regular payroll practices. The Employee’s base salary shall be reviewed by the Company at least annually for increase (but shall not be decreased), and shall be so increased upon approval of the Compensation Committee of the Board (the “Compensation Committee”), pursuant to the normal annual performance review practices of the Company.

b.	Incentive Programs. During the Employment Period, Employee shall be eligible to receive cash bonuses under the Company’s Sanfilippo Value Added Plan (“SVA Plan”), and such other bonus plans as may be implemented by the Company from time to time for which similarly-situated employees are eligible (each such bonus hereinafter referred to as a “Bonus”). Any such Bonus shall be pro-rated for partial calendar years in accordance with the terms of the SVA Plan (and any other applicable plans as implemented). For the 2018 fiscal year, Employee’s target Bonus under the SVA Plan shall be sixty percent (60%) of his earned base salary during the 2018 fiscal year, subject to the terms of the SVA Plan. During the Employment Period, the Employee’s target Bonus shall be set at the discretion of the Compensation Committee, commensurate with the target Bonus percentages provided to other Senior Vice Presidents or similarly-situated employees of the Company. The Employee acknowledges receipt of the SVA Plan and the Guidelines of the SVA Plan.

c.	Equity Incentives. On the tenth (10th) business day after the date hereof, pursuant to the Company’s 2014 Omnibus Incentive Plan (including any successor to such plan, the “Omnibus Plan”), the Company shall grant to Employee 2,508 restricted stock units, on the terms and conditions set forth in the Company’s restricted stock unit award agreement for employees. This award shall be the grant for the Company’s 2018 fiscal year. The Employee shall be eligible to receive equity grants during the remainder of the Employment Period at the discretion of the Compensation Committee, commensurate with equity grants provided to other Senior Vice Presidents or similarly-situated employees of the Company. The Employee acknowledges receipt of the Company’s Omnibus Plan and the current version of the restricted stock unit award agreement.

d.	Benefits Eligibility. Employee shall be entitled, during the Employment Period, to participate in all disability, savings, health, medical, dental, insurance, paid time off, and other fringe benefits or employee benefit plans maintained by the Company from time to time, if any, in accordance with their terms and to the extent generally available to other Senior Vice Presidents or similarly-situated employees of the Company. Such plans are subject to cost sharing components and plan terms as defined in the plan documents, which may be amended from time to time.

e.	Other Policies. The Employee acknowledges receipt of the plans and policies of the Company and their applicability to the Employee, including the Company’s Stock Ownership Guidelines.

4.	Termination of Employment.

a.	Termination by the Company for Cause. The Company may terminate Employee’s employment for Cause (as defined below). In the event of such a termination of employment, Employee shall be entitled to the applicable Accrued Obligations for a termination for Cause.

b.	Termination by Employee. Employee may resign his employment for Good Reason (as defined below) or without Good Reason. In the event of a resignation by Employee without Good Reason, Employee shall be entitled to the applicable Accrued Obligations for a resignation without Good Reason. Employee shall provide the Company with a Notice of Termination thirty (30) days in advance of any such resignation. In the event of a resignation by Employee for Good Reason, Employee shall be entitled to the applicable Accrued Obligations for a resignation for Good Reason and (during the Initial Term) the Severance Benefits.

c.	Death, Disability. Employee’s employment with the Company shall terminate upon his death, and the Company may terminate Employee’s employment as a result of Employee’s Disability. In the event of such a termination, Employee or Employee’s estate or beneficiaries shall be entitled to the applicable Accrued Obligations for a termination due to death or Disability.

d.	Termination by the Company Without Cause. The Company may terminate Employee’s employment without Cause. In the event of such a termination of employment, Employee shall be entitled to the applicable Accrued Obligations for a termination without Cause and (during the Initial Term) the Severance Benefits.

e.	Entitlements Upon Termination.

i.	All Terminations. Following any termination of Employee’s employment, the Company shall pay Employee and Employee shall be entitled to: (A) his salary through the Date of Termination, (B) unused and unpaid annual vacation which has accrued in accordance with Company policy generally, (C) any unreimbursed business expenses incurred up through the termination date, subject to Company expense reimbursement policies and procedures, (D) all of his rights to benefits provided for under the terms of all applicable benefit plans of the Company in which Employee is a participant in accordance with and subject to the terms of such plans as in effect from time to time, including the SVA Plan and the Omnibus Plan, and (E) all rights with respect to all vested options, stock appreciation rights, restricted stock, restricted stock units and other time-vested equity-based incentive awards then held by Employee (collectively, “Equity Awards”) in accordance with the terms of the Omnibus Plan and the applicable Equity Award agreements (the benefits described in clauses (A), (B), (C), (D) and (E), the “Accrued Obligations”).

ii.	Termination without Cause or Resignation for Good Reason. In addition to the applicable Accrued Obligations, if the Company terminates the Employee’s employment without Cause, or the Employee resigns with Good Reason, in each case during the Initial Term, the Company shall pay Employee and Employee shall be entitled to: (A) an amount equal to the Employee’s base salary immediately preceding the termination for a period of thirty-six (36) months if the termination occurs within one (1) year of the anniversary of the Closing, to be paid in equal monthly installments; or (B) an amount equal to the Employee’s base salary immediately preceding the termination for a period of twenty-four (24) months if the termination occurs after the one (1) year anniversary of the Closing but before the two (2) year anniversary of the Closing, to be paid in equal monthly installments; or (C) an amount equal to Employee’s base salary immediately preceding the termination for the lesser of (i) the period of time remaining until the end of the Initial Term or (ii) eighteen (18) months following the Date of Termination, to be paid in equal monthly installments if the termination occurs after the two (2) year anniversary of the Closing but before the expiration of the Initial Term; and (D) payment, on an after tax basis, of the portion of the applicable COBRA premiums equal to the employer portion of the health care premium paid by the Company on behalf of similarly situated active employees of the Company, for the lesser of (i) the period of time remaining until the end of the Initial Term or (ii) eighteen (18) months following the Date of Termination for the Employee (or, at the election of the Company, a lump-sum amount equivalent to such payments, based on the employer portion of the health care premium applicable at the time of the Notice of Termination) if the termination occurs before the expiration of the Initial Term (the benefits described in clauses (A), (B) or (C) and (D), the “Severance Benefits”). For the avoidance of doubt, with respect to any continuation health care coverage, the Employee is responsible for the remaining portion of the applicable COBRA premium including any administrative fees, and any such period of continuation coverage described above shall run concurrently with any applicable COBRA period. The Severance Benefits (for the avoidance of doubt, the commencement thereof) are subject to the Employee’s timely execution and non-revocation of the release of claims and separation agreement substantially in the form attached as Exhibit A hereto (which the Company and Employee must execute and which may be updated at the Company’s reasonable discretion for changes in applicable law and/or interpretations thereof, the “Release”) within the sixty (60) day period following the Date of Termination. Any such Severance Benefits will commence in the month following the month in which the Release becomes irrevocable and such first payment will include any amounts that would have been paid but for the Release requirement, provided that if such 60 day period overlaps two calendar years that any Severance Benefits shall commence in the later calendar year.

iii.	No Mitigation. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as set forth herein or in accordance with the written policies and plans of the Company, including any applicable written claw back or compensation recovery policies of the Company, such amounts shall not be subject to offset or otherwise reduced whether or not Employee obtains other employment.

f.	Definitions.

i.	“Cause” means (A) the material breach by the Employee of this Agreement or any other written agreement with the Company and such breach is not cured under any applicable time period, (B) the Employee engaging in a business that competes or is engaged in Competition with the Company, (C) the Employee disclosing business secrets, trade secrets or confidential information of the Company to any person other than pursuant to his duties with the Company, (D) dishonesty, misconduct, fraud or disloyalty by the Employee in the performance of his employment duties, (E) misappropriation of corporate funds, (F) failure to substantially perform his duties as an employee (for reasons other than physical or mental illness) and such breach is not cured under any applicable time period, (G) breach by the Employee of any written policy or code of conduct of the Company and such breach is not cured under any applicable time period, or (H) such other conduct by the Employee of an insubordinate or criminal nature as to have rendered the continued employment or association of the Employee incompatible with the best interests of the Company.

ii.	“Good Reason” means the occurrence of any one or more of the following events: (A) the material breach by the Company of this Agreement, which breach is not cured in accordance with the terms herein, (B) a material reduction of Employee’s Base Salary (as set forth in Section 3); (C) a material diminution or material adverse change to Employee’s title, position or reporting relationship with the Company that is not experienced by similarly situated employees, or the assignment to Employee of duties that are materially inconsistent with his position; or (D) the Company’s relocation of Employee’s principal location of employment to a location more than thirty (30) miles from his principal location of employment on the effective date of this Agreement (which shall be within the state of Employee’s then-current residence).

iii.	“Date of Termination” means (A) if Employee’s employment is terminated by his death, the date of his death, (B) if Employee’s employment is terminated by the Company for Cause or without Cause or as a result of Employee’s Disability, the date specified in the Company’s Notice of Termination, or (C) if Employee resigns for any reason, the date specified in the Employee’s Notice of Termination (which shall be no less than thirty (30) days following the date of delivery of such Notice of Termination, or such earlier date as the Company may choose at any time after receipt of such Notice of Termination).

iv.	“Disability” means a mental or physical condition which, in the opinion of the Board or any committee thereof, renders the Employee unable or incompetent to carry out the job responsibilities which such Employee held or tasks to which such Employee was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period, or any period in excess of ninety (90) days. With respect to any amount payable that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Board may not find that a Disability exists with respect to the applicable Employee unless, in the Board’s opinion, the Employee is also “disabled” within the meaning of Code Section 409A.

g.	Notice of Termination. Any termination of employment pursuant to Section 4(a), 4(b), 4(c) or 4(d) shall be communicated by a written “Notice of Termination” addressed to the Employee or the Company as the case may be, which specifies the reasons for such termination or resignation, and the specific termination provisions in this Agreement relied upon, as well as the expected Date of Termination (the “Notice of Termination”). Notwithstanding anything to the contrary, a termination for Cause will not be deemed to have occurred unless the Company provides Employee such Notice of Termination, and the Employee has had ten (10) days to cure the reasons for termination under this Agreement (and the underlying reason is curable) and fails to do so. A resignation for Good Reason will not be deemed to have occurred unless the Employee provides the Company such Notice of Termination within thirty (30) days of the occurrence or initial existence of such event or condition (which notice specifically identifies such event or condition), the Company has had thirty (30) days after the date on which it receives such notice (the “Remedial Period”) to cure the reason(s) for resignation under this Agreement and fails to do so, and the Employee actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Employer remedies such event or condition.

5.	Restrictive Covenants.

a.	Unauthorized Disclosure. During the Employment Period and following termination of his employment with the Company for any reason and at any time, except to the extent required by an order of a court having apparent jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his best efforts, to the extent legally permitted, to consult with the Company prior to responding to any such order or subpoena, and except in connection with the performance of his duties hereunder, or to the extent necessary in connection with any litigation between Employee and the Company or any of its subsidiaries or affiliates, Employee shall not, without the written consent of the Company, disclose to any unauthorized person any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him with respect to the Company or any of its subsidiaries or affiliates or with respect to any products, recipes, formulas, improvements, customers, packagers, vendors, distributors, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or any of its subsidiaries or affiliates (collectively, “Proprietary Information”), except for (i) publicly available information (provided such information became publicly available other than as a result of Employee’s breach of a confidentiality agreement or duty) or (ii) disclosure to Employee’s legal counsel to the extent such legal counsel needs to know the information to protect Employee’s legal rights, provided that such counsel shall maintain the confidentiality of such information and shall be bound by this Section 5(a) to the same extent as Employee.

i.	Permitted Disclosure. Notwithstanding anything in this Agreement to the contrary, including Section 5(a) above, Employee understands that he may report possible violations of federal law or regulation to any governmental agency or entity, or make other disclosures that are protected under federal law or regulation. Employee also understands that nothing in this Agreement requires Employee to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Employee has made such reports or disclosures. Moreover, Employee understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Employee to disclose to any third party (including any government official or any attorney Employee may retain) any communication and/or document that is covered by the Company’s attorney-client privilege.

b.	Non-Competition. During the Employment Period and thereafter during the three (3) year period following any termination (before or after the Initial Term) of Employee’s employment (the “Restriction Period”), Employee shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity that is in Competition with the Company or any of its subsidiaries in the United States, Mexico or Canada or any other geographical area outside such jurisdictions in which the Company or any of its subsidiaries engaged in business as of the Date of Termination; provided that Employee’s passive ownership of less than 5% of the outstanding voting shares of any publicly held company or less than 5% of the interests of any non-publicly held entity through a passive investment in any hedge fund, private equity fund or mutual fund or similar investment vehicle which otherwise would be prohibited under this Section 5(b) shall not constitute competition with the Company. For purposes of this Agreement, an entity shall be deemed to be engaged in “Competition” if such entity processes, manufactures, or distributes edible nut meats of all kinds or food and snack related products which are processed, manufactured, or distributed by the Company as of the Date of Termination, or which substantially compete with the nut meats or food and snack related products which are processed, manufactured, or distributed by the Company as of the Date of Termination.

c.	Non-Solicitation of Employees. During the Employment Period and thereafter during the Restriction Period, Employee shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or becomes associated in any capacity, (i) solicit for employment or otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with, or hire, any person who at any time within the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or affiliates, other than any such solicitation or employment on behalf of or for the benefit of the Company during his employment with the Company, or (ii) induce any employee of the Company or any of its subsidiaries or affiliates to engage in any activity which Employee is prohibited from engaging in under this Section 5; provided, however, Employee shall not violate this Section 5(c)(i) by providing a reference for any such employee.

d.	Non-Solicitation of Clients. During the Employment Period and thereafter during the Restriction Period, Employee shall not, directly or indirectly, solicit or otherwise attempt to establish for an entity engaged in Competition, respecting any business conducted by the Company as of his date of termination of employment with the Company or that the Company, as of such date, is actively preparing to begin conducting, with any person, firm or entity which, at any time during the 12-month period preceding the date of Employee’s termination of employment, was a significant customer, vendor, packager or distributor of the Company or any of its subsidiaries or affiliates, except during Employee’s employment with and on behalf of the Company.

e.	Return of Documents and Company Property. In the event of the termination of Employee’s employment for any reason and at any time, Employee shall promptly deliver to the Company all non-personal documents and information of any nature and in whatever medium pertaining to the Company, or any of its subsidiaries or affiliates, or any other property of the Company or any of its subsidiaries or affiliates, and he shall not take with him any such property, documents or information of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information. Notwithstanding the foregoing, Employee may make and retain an electronic copy of his own personnel information or information needed for tax filing purposes.

f.

Developments/IP ownership. All inventions, improvements, discoveries, developments, concepts and ideas (“Developments”) relating to the Company’s business, including, but not limited to, product inventions, product improvements, recipes, formulas, customer lists, prospect lists, marketing ideas, confidential and trade secret information, techniques, discoveries, slogans, designs, artwork and writings, which the Employee has or may conceive, make, develop, or acquire during his employment with the Company, whether or not conceived, made, developed, or acquired on Company time, are and shall immediately become and remain the sole and exclusive property of the Company without charge to the Company other than the Employee’s compensation. Employee agrees to promptly and freely disclose all Developments to the person Employee reports to and, if requested to do so, provide the Company a written description thereof. Further, Employee agrees to make and maintain written or electronic records of all Developments, which record shall be and remain the sole property of and available to the Company at all times.

Employee hereby grants and assigns to the Company any and all right, title or interest now existing or that may hereafter come into existence throughout the world which the Employee may have in any Developments. The Employee shall promptly and fully disclose in writing all such Developments to the Company and shall at any time either during or subsequent to his employment, upon request of the Company furnish reasonable information and reasonable assistance and execute, acknowledge and deliver to the Company all instruments which may be reasonably necessary to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all trademarks, service marks, registrations, copyrights, licenses and patents covering such Developments. No royalty shall be paid to the Employee for use of any of the Developments. The Employee agrees that his compensation as set forth in Section 3 of this Agreement is full and adequate consideration for such Developments. Notwithstanding the foregoing, the Company shall pay Employee any and all out-of-pocket costs incurred by Employee in relation to reasonable assistance requested by the Company hereunder, and, with respect to reasonable assistance requested by the Company subsequent to Employee’s employment with the Company, the Company shall accommodate Employee’s schedule and obligations to Employee’s then current employer, and shall pay Employee at an hourly rate commensurate with Employee’s last base salary.

g.	Cooperation. In consideration of the payments and benefits set forth in this Agreement, Employee agrees, during the period of his employment and for the Restriction Period, upon written request of the Company, to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring services of a subpoena or other legal process). The Company shall reimburse Employee for all reasonable and documented expenses incurred in connection with such cooperation, including Employee’s reasonable attorneys’ fees, travel, lodging and meals, to the extent, and at the levels, provided to Employee during the Employment Period, and, with respect to reasonable assistance requested by the Company subsequent to Employee’s employment with the Company, the Company shall accommodate Employee’s schedule and obligations to Employee’s then current employer, and shall pay Employee at an hourly rate commensurate with Employee’s last base salary. Employee shall not be required to cooperate against his own legal interests.

h.	Enforcement of Covenants.

i.

Injunctive Relief. Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in this Section 5 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants, obligations or agreements referred to in this Section 5. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period during which Employee is in violation of the provisions of Sections 5(b), 5(c) or 5(d) without the Company’s written consent.

ii.	Forfeiture of Payments. Employee agrees that receipt of the severance entitlements under Section 4(e)(ii) is conditioned upon Employee’s observance of this Section 5. Employee further agrees that in the event of a court-determined failure to abide by the provisions of this Section 5 during the Restricted Period (excluding immaterial breaches that are promptly cured by Employee), (A) the Company shall be entitled to discontinue providing the severance entitlements under Section 4(e)(ii) and (B) the Company shall be entitled to recover from Employee any severance entitlements provided to Employee under Section 4(e)(ii). The foregoing shall be in addition to any other remedies or rights the Company may have at law or at equity as a result of Employee’s failure to observe such provisions, provided that any value not paid or recouped shall offset the amount of any damages owed by Employee to the Company.

iii.	Certain Acknowledgments. Employee acknowledges and agrees that (A) Employee will have a prominent role in the management of the Company’s consumer business, and the development of the goodwill of the Company and its subsidiaries and affiliates, and will establish and develop relations and contacts with principal customers and suppliers of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Employee to compete unfairly with, the Company and its subsidiaries and affiliates, (B) in the course of his employment with the Company, Employee will obtain confidential and proprietary information and trade secrets concerning the Company’s business and operations of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries and affiliates, (C) the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its subsidiaries and affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (D) Employee desires to be bound by such covenants and restrictions, (E) such covenants are a material inducement for the Company to offer employment to Employee and enter into this Agreement, and (F) his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Agreement, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

6.	Indemnification. The Board shall appoint the Employee as an officer of the Company on the date of this Agreement, and consequently, the Employee shall be entitled to the indemnification and advancement provisions provided to officers of Company as set forth in the Company’s Restated Certificate of Incorporation and By-laws as in effect from time to time.

7.	Miscellaneous

a.	Section 409A of the Code

i.	General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. In the event that the parties determine that any payment or benefit provided hereunder would not be in compliance with, or subject to an exemption to, Section 409A of the Code, the parties shall in good faith attempt to amend or modify this Agreement to comply with, or be exempt from, Section 409A while preserving the intended economic benefit of this Agreement. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Employee pursuant to Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Employee executes the Release) shall be paid in the later taxable year.

ii.	Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

iii.	Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Employee under this Agreement during the six-month period immediately following Employee’s separation from service (as determined in accordance with Section 409A of the Code) on account of Employee’s separation from service shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Employee under Section 409A of the Code. If Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Employee’s death.

b.	Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including any Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with Employee by any other person or entity) are merged herein and superseded in their entirety hereby. In the event of any inconsistency between the terms of this Agreement (or any Exhibit hereto) and any plan, program, practice or other agreement of the Company of which Employee is a participant or a party, this Agreement (and any Exhibit hereto) shall control unless Employee and the Company otherwise agree in writing.

c.	Amendments. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company and is agreed to in writing by Employee and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

d.	Successors and Assigns. This Agreement shall be binding upon the Company and Employee and their respective heirs, personal representatives, successors and assigns. Employee may not assign any of his rights or obligations hereunder.

e.	Governing Law, Waiver of Jury Trial.

i.

Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Illinois without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois, sitting in Cook County, and the federal courts sitting in the Northern District of Illinois, in respect of the interpretation and enforcement of the provisions of this Agreement (including any Exhibit hereto) and in respect of the transactions contemplated hereby and thereby. Each party waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this agreement or any such document may not be enforced in or by such courts. Each party consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(k) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

ii.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7(e)(ii).

f.	Severability. It is the desire of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any provision of Section 5 is invalid, illegal or unenforceable in accordance with its terms, Employee and the Company agree that such provisions shall be reformed to make such sections enforceable, in a manner which provides the Company with the maximum rights permitted at law.

g.	Survival. Sections 4, 5 and 6, shall survive the termination of the employment of Employee hereunder.

h.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

i.	Headings; Construction. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

j.	Tax Withholding. The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

k.	Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	if to the Company, to it at:

1703 Randall Road

Elgin, Illinois, 60123

Attn: Michael J. Valentine

(B)	if to Employee, to him at his last known home address as shown on the records of the Company, with copy to his last known email address.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have set their hands and seals and have caused this Agreement to be executed the day and year indicated.

EMPLOYEE	JOHN B. SANFILIPPO & SON, INC.

/s/ J. Brent Meyer	/s/ Michael J. Valentine
J. Brent Meyer	Michael J. Valentine
Chief Financial Officer

Date: 11/30/2017	Date: 11/30/2017

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT (this “Agreement”) is executed by J. Brent Meyer (“Employee”) and the Company as of the dates set forth below. Reference is made to the Employment Agreement, dated as of November 30, 2017, between John B. Sanfilippo & Son, Inc. (the “Company”) and Employee (the “Employment Agreement”) and all capitalized terms used in this Agreement and not otherwise defined herein are as defined in the Employment Agreement.

In consideration of the mutual promises, covenants and agreements in this Agreement, which Employee agrees constitute good and valuable consideration, Employee stipulates and agrees as follows:

1.	Resignation from Offices and Directorships. Effective as of [·] (the “Date of Termination”), Employee [resigned] [shall resign] from his position as Senior Vice President of the Company, as well as from all director, officer or other positions he held with or on behalf of the Company. Employee represents that as of the date hereof, he has signed all appropriate agreed upon documentation prepared by the Company to facilitate these resignations.

2.	Employment Status/Separation. Employee’s employment with the Company [shall cease] [ceased] effective as of the Date of Termination. Further, except as otherwise provided in the Employment Agreement and/or this Agreement, neither Employee nor the Company shall have any further rights, obligations or duties under any other agreement or arrangement, relating to severance payments and benefits due to Employee, as of the date of this Agreement.

3.	Waiver and Release.

(a)

In exchange for receiving the compensation and benefits described in Section 4 of the Employment Agreement, or otherwise pursuant to the Omnibus Plan or the SVA Plan, Employee does for himself and his heirs, executors, administrators, successors and assigns, hereby release, acquit, and forever discharge and hold harmless the Company and each of its divisions, subsidiaries and affiliated companies, and their respective successors, assigns, officers, directors, stockholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Employee has, had or could have asserted, known or unknown (the “Claims”), at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including, without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including, but not limited to, under the Employment Agreement any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Company and/or the separation of such employment relationship, from the beginning of the world to the date of Employee’s execution of this Agreement.

(b)	Employee understands that nothing contained in this Agreement limits his ability to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company; provided, however, that Employee shall not disclose information that is protected by the attorney client privilege, except as expressly required by law. In the event any claim or suit is filed on Employee’s behalf against any of the Released Parties by any person or entity, including, but not limited to, by any Governmental Agency, Employee waives any and all rights to recover monetary damages or injunctive relief in his favor; provided, however, that this Agreement does not limit Employee’s right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ.

4.	Exceptions to Release. Employee does not waive or release (a) any claims under applicable workers’ compensation or unemployment laws; (b) any rights which cannot be waived as a matter of law; (c) the rights to enforce the terms of this Agreement; (d) any claim for indemnification Employee may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of the Company, under any applicable insurance policy of the Company may maintain, or any under any other agreement he may have with the Company, with respect to any liability, costs or expenses Employee incurs or has incurred as an officer or employee of the Company; (e) any claim to his vested account balance under the Company’s 401(k) plan or health and welfare plans in accordance with the terms thereof through the Date of Termination, (f) any claim with respect to vested equity awards, (g) any claim related to the Asset Purchase Agreement dated November 30, 2017 by and among the Company, Employee and certain other parties named therein, or (g) any claim that arises after the date this Agreement is executed.

5.	Restrictive Covenants. Employee acknowledges that in the course of his employment with the Company, Employee has acquired “Proprietary Information” (as defined in the Employment Agreement) and that such information has been disclosed to Employee in confidence and for the Company’s use only. Employee acknowledges and agrees that, on and after the Date of Termination, Employee shall continue to be bound by the provisions of Section 5 of the Employment Agreement. Notwithstanding the foregoing, nothing in this this Agreement or any other agreement between Employee and the Company shall prevent any response or disclosure by Employee compelled by legal process or required by applicable law, or any bona fide exercise by Employee of any stockholder rights that may not be waived under applicable law that he may otherwise have.

6.	Duties of Employee.

(a)	Employee declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Company or any of its subsidiaries or affiliates or other Released Party, arising out of or relating to events occurring prior to and through the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and Employee has no knowledge of any fact or circumstance that he would reasonably expect could result in any such claim against the Company in respect of any of the foregoing. Except as provided in Section 3(b) or 4(b) of this Agreement, and subject to the provisions thereof, Employee agrees herein not to bring suit against the Company for events occurring prior to the date of this Agreement and not to seek damages from the Company by filing a claim or charge with any state or governmental agency.

7.	Non-Disparagement.

a.	Employee agrees not to make negative comments or otherwise disparage the Company or its respective officers, directors, employees or stockholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. Employee shall not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the Company, or in pursuit of a claim or other action against the Company, except as required by law. Notwithstanding the foregoing, nothing contained in this Section 8 shall prohibit Employee from (a) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (b) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

8.	Miscellaneous.

(a)	Denial of Wrongdoing. Employee understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any Released Parties, and that the Released Parties deny any liability, and nothing in this Agreement can or shall be used, by or against any party with respect to claims, defenses or issues in any litigation or proceeding, except to enforce the Agreement itself. The Company denies committing any wrongdoing or violating any legal duty with respect to Employee’s employment or the termination of his employment.

(b)	Entire Agreement. The parties further declare and represent that no promise, inducement, or agreement not herein expressed or referred to has been made to the other party. Except as otherwise specifically provided in this Agreement, this instrument, together with the Employment Agreement, constitutes the entire agreement between Employee and the Company and supersedes all prior agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be changed unless the change is in writing and signed by Employee and an authorized representative of the Company. Parole evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.

(c)	Severability; Successors and Assigns; Notice. The provisions of Section 7 of the Employment Agreement are incorporated by reference herein and made a part of this Agreement.

(d)	Governing Law; Dispute Resolution; Injunctive Relief. The provisions of Section 7(e) of the Employment Agreement are incorporated by reference herein and made a part of this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, Employee agrees that the Company shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

9.	Acceptance; Consideration of Agreement. Employee further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

10.	Revocation. Employee further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to the Chief Financial Officer of the Company, a written notification of such revocation within the seven (7)-day period. If Employee does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”). If Employee revokes this Agreement, Employee hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation for all purposes.

[Remainder of page intentionally left blank]

WITH MY SIGNATURE HEREUNDER, I, J. BRENT MEYER, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, J. BRENT MEYER, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY; AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I, J. BRENT MEYER, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THE COMPANY’S CHIEF FINANCIAL OFFICER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF THE COMPANY SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT, AND (B) THE COMPANY SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED VOLUNTARILY FOR PURPOSES OF THE EMPLOYMENT AGREEMENT OR OTHERWISE.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have set their hands and seals and have caused this Agreement to be executed the day and year indicated.

EMPLOYEE	JOHN B. SANFILIPPO & SON, INC.

Signature

J. Brent Meyer	Chief Financial Officer

Date:	Date:

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